FOR IMMEDIATE RELEASE
Health Fitness Announces Second Quarter 2007 Financial Results
Second Quarter 2007 Highlights
      — Total revenue increased 9.0% —
      — Health management revenue expanded 29.6% —
      — Gross profit margin increased approximately 130 basis points to 28.0% —
Minneapolis, MN (August 6, 2007) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of employee health management programs, today announced financial results for the second quarter and six months ended June 30, 2007.
For the quarter ended June 30, 2007, revenue increased 9.0% to $17.0 million, from $15.6 million for the same period last year. Gross profit during the quarter increased 14.3% to $4.8 million, from $4.2 million for the same period last year. Operating income decreased to $0.38 million, from $0.69 million for the same period last year. Net earnings applicable to common shareholders decreased to $0.17 million, from $0.73 million in the prior year period. Net earnings per diluted share decreased to $0.01, from net earnings per diluted share of $0.02 for the same period last year. Net earnings per diluted share for the second quarter of 2006 excluded a $0.41 million non-cash gain related to a change in fair value of warrants.
For the six months ended June 30, 2007, revenue increased 11.4% to $33.6 million, from $30.1 million for the same period last year. Gross profit during the first six months increased 23.2% to $9.6 million, from $7.8 million for the same period last year. Operating income increased 18.2% to $1.26 million, from $1.07 million for the same period last year. Net earnings applicable to common shareholders decreased to $0.68 million, from $1.29 million in the prior year period. Net earnings per diluted share was $0.03, from net earnings per diluted share of $0.03 for the same period last year. Net earnings per diluted share for the six months ended June 30, 2006 excluded a $0.84 million non-cash gain related to a change in fair value of warrants.
“Overall, second quarter results were in line with our plan. The number of new requests for proposal (RFP’s) continues to expand, our health management segment revenue grew approximately 30% and our operating income was better than expected in light of the infrastructure investments we made during the quarter.” said Gregg Lehman, Ph.D., President and Chief Executive Officer. “During the quarter, we strengthened the long-term delivery of our health management services by adding new associates to health coaching, research and outcomes, program development, marketing, technology and account services. We also implemented Phase II of our web-based health coaching program. In addition, we announced the launch of our Research, Development and Outcomes (RDO) business function, which aligns our product development team with research and outcomes to provide our clients with stronger evidenced based program offerings as well as a more robust ROI methodology.”

Dr. Lehman continued, “We believe our commitment to positioning Health Fitness as the leading provider of health improvement services is the driving force behind the substantial year-over-year increase in the number of RFP’s. During the quarter, we received 29 proposal requests for health management services, compared to 14 for the second quarter of 2006. We also received 7 proposal requests for fitness management services, compared to 6 for the second quarter of 2006. Including the RFPs we received in first quarter, we have won several of these opportunities. However, the majority of the revenue related to these opportunities will be realized in 2008 due to the timing of these wins and the lead-time needed for program implementation. During the third quarter, we will increase our efforts to cross-sell our health management services to our 125 existing fitness management customers, which we believe will drive additional RFPs and revenue. With a solid sales pipeline in place, coupled with our fitness segment cross-selling strategy, we believe we are in a very good position to experience long-term, profitable growth.”
Dr. Lehman concluded, “For the remainder of 2007, and commensurate with the addition of new business, we will continue to invest in our infrastructure to drive future scalability. While these investments may result in lower operating income over the short-term, we believe these investments will result in improving operating leverage over an expanding client base, beginning in 2008 and beyond.”
Financial Highlights for the Second Quarter of 2007
•	Health management segment revenue grew 29.6% to $6.5 million, from $5.0 million for the same period last year. Of this revenue growth, staffing services revenue grew 16.4% to $3.9 million, from $3.3 million for the same period last year, and program and consulting services revenue grew 56.4% to $2.6 million, from $1.6 million for the same period last year. Overall, health management revenue growth is attributed to new customers and the expansion of existing customers. The significant increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening services, health coaching services and eHealth platform sales and customizations.

•	Fitness management segment revenue declined 0.7% to $10.5 million, from $10.6 million for the same period last year. Of this revenue decline, staffing services revenue decreased 1.0% to $9.8 million, from $10.0 million for the same period last year, and program and consulting services revenue grew 5.3% to $0.7 million, from $0.6 million for the same period last year. Overall, the slight decline in fitness management segment revenue is primarily due to the previously announced termination of a large automotive customer effective March 31, 2007. This revenue loss was partially offset by new staffing service revenue, the expansion of existing customers, and growth of program revenue at existing sites, including personal training and health coaching services.

•	During the quarter, we obtained eleven new customer commitments in our health management segment that may realize incremental annualized revenue of approximately $2.2 million, which includes approximately $0.7 million of potential annualized revenue from two existing fitness management customers. In our fitness management segment, we obtained one new customer commitment, and received a commitment to expand our management services for an existing customer, all of which may realize incremental annualized revenue of approximately $0.7 million. The $2.9 million combined total for this potential new, incremental annualized revenue will be offset by a potential annualized revenue loss of $0.6 million from customer and site cancellations during the quarter.

•	Gross profit from our health management segment, as a percent of revenue, increased to 38.6%, from 37.5% for the prior year period. This increase is primarily due to growth in our higher margin program and consulting services.

•	Gross profit from our fitness management segment, as a percent of revenue, slightly decreased to 21.5%, from 21.6% in the prior year period. This result is primarily due to a margin decrease in program and consulting services, which fell to 37.0% of revenue, from 44.5% for the same period last year. This decline was partially offset by margin growth in staffing services, which grew to 20.4% of revenue, from 20.2% for the same period last year.

•	Operating expenses as a percent of revenue increased to 25.8%, from 22.3% for the same period last year. This increase is primarily due to growth in salaries, stock-based compensation and general operating expenses attributable to our investment in additional staff within certain operating units, including Research, Development and Outcomes, Marketing, Technology and Account Services. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the second quarter declined to 2.2%, from 4.4% for the prior year period. This decrease is primarily due to investments we have made to support our future growth plans.

•	We ended the second quarter with approximately $0.13 million of cash, working capital of $7.5 million, an increase of $1.7 million since December 31, 2006, no long term debt and stockholders’ equity of $25.8 million. We believe our strong balance sheet, in addition to our existing credit facility, will provide sufficient working capital to fund our anticipated 2007 capital and operational investments.
Financial Highlights for the Six Months Ended June 30, 2007 Compared to the Same Period Last Year.
•	Health management segment revenue grew 33.1% to $12.4 million, from $9.3 million for the same period last year. Of this revenue growth, staffing services revenue grew 17.9% to $7.6 million, from $6.4 million for the same period last year, and program and consulting services revenue grew 67.1% to $4.8 million, from $2.9 million for the same period last year. Overall, health management revenue growth is attributed to new customers and the expansion of existing customers. The significant increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening services, health coaching services and eHealth platform sales and customizations.

•	Fitness management segment revenue grew 1.7% to $21.2 million, from $20.9 million for the same period last year. Of this revenue increase, staffing services revenue increased 1.0% to $19.8 million, from $19.7 million for the same period last year, and program and consulting services revenue grew 13.6% to $1.4 million, from $1.2 million for the same period last year. Overall, the increase in fitness management segment revenue is attributed to new customers, the expansion of existing customers, and growth of program revenue at existing sites, including personal training, weight management services and massage therapy. This growth was partially offset by the previously announced termination of a large automotive customer effective March 31, 2007.

•	Gross profit from our health management segment, as a percent of revenue, increased to 39.1%, from 34.2% for the prior year period. This increase is primarily due to growth in our higher margin program and consulting services, where gross margins increased to 60.9%, from 57.0% for the same period last year.

•	Gross profit from our fitness management segment, as a percent of revenue, increased to 22.3%, from 22.0% in the prior year period. This increase is primarily due to margin growth we experienced in staffing services, which grew to 20.8% of revenue, from 20.4% for the same period last year. This margin growth was offset by a margin decrease in program and consulting services, which fell to 44.8% of revenue, from 48.6% for the same period last year.

•	Operating expenses as a percent of revenue increased to 24.7%, from 22.2% for the same period last year. This increase is primarily due to growth in salaries, stock-based compensation and general operating expenses attributable to our investment in additional staff. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the six months ended June 30, 2007 increased to 3.8%, from 3.5% for the prior year period. This increase is primarily due to revenue growth in our higher margin health management segment, as well improvement in fitness management gross margins. This was partially offset by our continued investment in additional staff.
Conference Call
Health Fitness Corporation will host a conference call today, August 6, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. To listen to the call from the U.S., dial 1-800-817-4887; internationally, dial 1-913-981-4913. A replay of the call will be available until Monday, August 20, 2007, 11:59 p.m. ET. To access the replay from the U.S., dial 1-888-203-1112 and enter passcode 5864082, from outside the U.S., dial 1-719-457-0820 and enter passcode 5864082. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.hfit.com, where the call will be archived for 30 days.
About Health Fitness Corporation
Health Fitness Corporation is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit http://www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s belief that its commitment to positioning the Company as the leading provider of health improvement services is the driving force behind the substantial increase in the number of requests for proposal, management’s belief that the current sales pipeline, coupled with a fitness segment cross-selling strategy, will position the Company for long-term, profitable growth, management’s belief that planned investments will result in improving operating leverage over an expanding client base, beginning in 2008 and beyond, and management’s belief that our strong balance sheet, in addition to our existing credit facility, will provide sufficient working capital to fund our anticipated 2007 capital and operational investments, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2007 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments successfully, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2006 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE	$16,979,167	$15,575,130	$33,569,200	$30,142,391

COSTS OF REVENUE	12,223,734	11,415,116	24,003,873	22,377,897

GROSS PROFIT	4,755,433	4,160,014	9,565,327	7,764,494

OPERATING EXPENSES
Salaries	2,645,073	2,146,470	5,043,875	4,142,369
Other selling, general and administrative	1,691,109	1,219,161	3,173,634	2,338,337
Amortization of acquired intangible assets	42,770	107,610	85,540	216,072

Total operating expenses	4,378,952	3,473,241	8,303,049	6,696,778

OPERATING INCOME	376,481	686,773	1,262,278	1,067,716

OTHER INCOME (EXPENSE)
Interest expense	(4,591)	(2,470)	(6,690)	(4,150)
Change in fair value of warrants	—	406,694	—	841,215
Other, net	4,090	14,071	2,576	10,061

EARNINGS BEFORE INCOME TAXES	375,980	1,105,068	1,258,164	1,914,842

INCOME TAX EXPENSE	202,976	377,594	573,493	527,695

NET EARNINGS	173,004	727,474	684,671	1,387,147

Dividend to preferred shareholders	—	—	—	96,410

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$173,004	$727,474	$684,671	$1,290,737

NET EARNINGS PER SHARE:
Basic	$0.01	$0.04	$0.04	$0.08
Diluted	0.01	0.02	0.03	0.03

WEIGHTED AVERAGE COMMON SHARES:
Basic	19,702,693	18,831,169	19,508,107	17,005,769
Diluted	20,558,007	20,310,830	20,415,501	20,305,674

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash	$131,753	$987,465
Trade and other accounts receivable, less allowances of $210,499 and $283,100	12,427,703	12,404,856
Inventories	809,400	326,065
Prepaid expenses and other	601,315	375,824
Deferred tax assets	217,476	217,476

Total current assets	14,187,647	14,311,686

PROPERTY AND EQUIPMENT, net	1,123,325	767,675

OTHER ASSETS
Goodwill	14,529,674	14,509,469
Software technology, less accumulated amortization of $577,900 and $370,200	1,614,815	1,658,575
Trademark, less accumulated amortization of $295,900 and $246,300	197,185	246,809
Other intangible assets, less accumulated amortization of $205,800 and $166,500	323,250	362,528
Deferred tax assets	437,010	437,010
Other	17,927	24,597

	$32,430,833	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,229,617	$1,811,939
Accrued salaries, wages, and payroll taxes	3,577,563	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	177,049	120,044
Accrued self funded insurance	196,956	201,053
Line of credit	274,491	—
Deferred revenue	1,210,020	1,663,121

Total current liabilities	6,665,696	8,520,581

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,803,177 and 19,220,217 shares issued and outstanding	197,823	192,202
Additional paid-in capital	27,282,030	25,989,447
Accumulated comprehensive income	(50,692)	(35,186)
Accumulated deficit	(1,664,024)	(2,348,695)

	25,765,137	23,797,768

	$32,430,833	$32,318,349

CONTACTS:
Wes Winnekins, CFO Health Fitness Corporation (952) 897-5275	John Mills Integrated Corporate Relations (310) 954-1105